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                                                                    EXHIBIT 99.1

News Release

                              CAMPBELL SOUP COMPANY

CAMPBELL TO ACQUIRE MARKET-LEADING SOUP AND SAUCE BUSINESSES IN EUROPE FROM UNILEVER

CAMPBELL ALSO RAISES EARNING ESTIMATES FOR 2ND QUARTER BASED ON STRONG U.S. SOUP PERFORMANCE.

         CAMDEN, N.J., JANUARY 29, 2001 - CAMPBELL SOUP COMPANY (NYSE: CPB) announced today that it has agreed to purchase several market-leading soup and sauce businesses in Europe from Unilever. The businesses have combined annual sales of more than $400 million. They include three instant dry soup brands - "Batchelors" in the United Kingdom, "Royco" in France and Belgium, and "Heisse Tasse" in Germany - and "Oxo" bouillon cubes in the United Kingdom. The agreement also includes additional businesses in Belgium, France, Ireland, Sweden, Finland and the Netherlands. The purchase price is approximately 1 billion Euros or 950 million U.S. dollars.

         These businesses are being divested as a result of Unilever's commitment to the European Commission in connection with the earlier acquisition of Bestfoods, which was completed in October 2000. Campbell's acquisition of the Unilever businesses is subject to European regulatory approval and applicable employee consultation requirements.

         Campbell said the acquisition of well-established dry soup brands will expand its global soup franchise and strengthen its current market positions in France, Germany, Belgium and the United Kingdom. Dry soup is the most popular form of soup in Continental Europe, representing about half of commercial soup consumption in Europe. The instant dry soup brands that Campbell will be acquiring are each number 1 in their respective markets, with solid profit and growth profiles.

         Today's action builds on Campbell's recent successful soup and sauce acquisitions in Europe. In 1997 Campbell purchased "Liebig," the leading wet soup in France. In 1996 Campbell acquired "Erasco," the leading wet soup in Germany. In 1995 Campbell acquired "Homepride," the leading cooking sauce in the U.K. Since their acquisition by Campbell, all three businesses have increased their market shares and delivered consistent sales growth.

         "This acquisition significantly strengthens our vision of global soup leadership. It is a major step forward and consistent with our message that Campbell is ready for action," said Douglas R. Conant, Campbell President and Chief Executive Officer. "The acquisition of these strong brands will enable Campbell to achieve share leadership across key European soup markets




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and build on our existing infrastructure in Europe. We have a proven track record of acquiring and integrating companies in Europe. We have a strong management team in Europe to lead this integration."

         The combined businesses Campbell will be acquiring have six manufacturing sites in the United Kingdom, Ireland, France, Sweden and the Netherlands, and approximately 1,300 employees. Campbell currently employs approximately 1,900 people in Europe. Pierre Laubies, President of Campbell Europe, will head the expanded European business.

         Campbell also announced it is revising its earnings estimate for the second quarter, ended January 28, 2001, to be reported February 14. The company expects earnings per share to be between $.63 and $.65, or four to six cents above current published estimates. The company attributed the higher estimate to strong performance in its U.S. soup business, driven by consumer marketing programs, including the new Mm! Mm! Good! advertising campaign, and more seasonable winter weather. For the year, the company continues to expect that earnings will be essentially flat. Based on the success of the marketing initiatives in the first half, the company intends to increase marketing spending above planned spending levels in its core U.S. businesses in the second half of fiscal 2001.

         The company will be holding a conference call at 11 AM Eastern Time. Notification of the number will be released later this morning.

         The major brands that Campbell will acquire under the agreement with Unilever include:

------------------- ------------------------- ---------------------------------
BRANDS              COUNTRY                   CATEGORY
------------------- ------------------------- ---------------------------------
Batchelors          United Kingdom            Instant Dry Soup
Oxo                                           Bouillon
------------------- ------------------------- ---------------------------------
Lesieur             France                    Mayonnaise and Dressings
------------------- ------------------------- ---------------------------------
Royco               France, Belgium           Instant Dry Soup
------------------- ------------------------- ---------------------------------
Heisse Tasse        Germany                   Instant Dry Soup
------------------- ------------------------- ---------------------------------
McDonnells          Ireland                   Dry Soup and Sauces
------------------- ------------------------- ---------------------------------
Bla Band            Sweden                    Instant and Regular Dry Soup
                                              SS Regular and Dry Sauces
------------------- ------------------------- ---------------------------------

         FORWARD - LOOKING STATEMENTS

         This release contains "forward - looking statements" which reflect the company's current expectations about its future performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward- looking statement made by the company. Please refer to the company's most recent Form 10-K and subsequent filings for a further discussion of these risks and uncertainties. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.



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        ABOUT CAMPBELL SOUP COMPANY

     Campbell Soup Company is a global manufacturer and marketer of premium quality soup, sauces, beverages, biscuits, confectionery, and prepared food products. The company owns a portfolio of more than 20 market-leading brands each with more than $100 million in sales. They include "Campbell's" soups worldwide, "Erasco" soups in Germany and "Liebig" soups in France, "Pepperidge Farm" cookies and crackers, "V8" and "V8 Splash" juices, "Pace" Mexican sauces, "Prego" pasta sauces, "Franco American" pastas, "Swanson" broths, "Homepride" sauces in the United Kingdom, "Arnott's" biscuits in Australia and "Godiva" chocolates around the world. The company is ably supported by more than 22,000 employees worldwide. For more information on the company, visit Campbell's website on the Internet at www.campbellsoup.com.





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